Exhibit 99.1

Press Release

For More Information Contact:

Helen Farrier +44 (0) 7500 838045

Seagate Corporate Communications

helen.farrier@seagate.com

SEAGATE APPOINTS GIANLUCA ROMANO EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

CUPERTINO, CA – December 21, 2018 – Seagate Technology (NASDAQ: STX), a world leader in storage solutions, today announced that Gianluca Romano has been appointed Executive Vice President and Chief Financial Officer. Romano will join Seagate January 7th, 2019 reporting to Seagate’s Chief Executive Officer, Dave Mosley.

“I am pleased Gianluca Romano will be joining Seagate’s senior leadership team. Having held a number of senior finance leadership positions in the silicon/semiconductor industry, Gianluca is a good fit for Seagate. He has broad domain expertise spanning the critical corporate finance functions and extensive experience in providing operational and strategic financial leadership,” said Dave Mosley, Seagate’s chief executive officer.

Gianluca most recently served as corporate vice president, business finance & accounting at Micron Technology. Prior to that, he held executive positions at Numonyx and STMicroelectronics.

“Additionally, I want to thank Seagate Senior Vice President, Kate Scolnick, for her outstanding work as interim CFO. Kate’s dedication and leadership provide for a seamless transition and her contributions are appreciated.” said Dave Mosley.

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